Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Vicarious Surgical Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, $0.0001 par value	(1)	Other	2,300,000	$4.32	$9,936,000.00	0.0001381	$1,372.17

Total Offering Amounts:							$9,936,000.00		1,372.17
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,372.17

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Offering Note(s)

(1)	Represents shares of our Class A common stock offered by the Selling Stockholder described in the registration statement issuable upon the exercise of warrants to purchase shares of Class A common stock issued to the Selling Stockholder in connection with a private placement transaction that closed on October 9, 2025. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of common stock outstanding.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sales prices per share of the Class A common stock on the New York Stock Exchange on November 7, 2025, which was $4.32 per share.